Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

PHOENIX FOOTWEAR GROUP, INC.

PHOENIX FOOTWEAR GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”):

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that Article Fourth of the Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended by adding a new subsection at the end of Article Fourth as follows:

“(c) Without regard to any other provision of this Certificate of Incorporation, all issued and outstanding shares of Common Stock, par value $0.01 per share (the “Pre-Split Common Stock”), shall be and hereby are automatically subdivided and reclassified (the “Stock Split”), such that each one (1) share of Pre-Split Common Stock (and including each fractional share in excess of one (1) share of Pre-Split Common Stock held by any stockholder of record) shall be subdivided and reclassified as two hundred (200) shares of issued and outstanding Common Stock, par value $0.01 per share (“New Common Stock”) (or, with respect to fractional shares and interests, such lesser number of shares of New Common Stock as may be applicable based on such 200-for-1 ratio).

No changes are being made to the number of authorized shares.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of its stockholders was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware and shall become effective at 11:59 p.m., Eastern time, on the date of its filing with the State of Delaware.

IN WITNESS WHEREOF, said PHOENIX FOOTWEAR GROUP, INC. has caused this certificate to be signed by James R. Riedman, Chairman and Chief Executive Officer, this 31st day of January, 2011.

PHOENIX FOOTWEAR GROUP, INC.

By:	/s/ James R. Riedman
James R. Riedman Chairman of the Board